For Immediate Release:

TIME INC. REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

Fourth Quarter and Full Year Highlights

• Company posted Revenues of $895 million and Adjusted OIBDA of $203 million in the fourth quarter of 2014. Revenues for the full year ended December 31, 2014 were $3.28 billion and Adjusted OIBDA was $524 million.

•	In the fourth quarter, we initiated a restructuring plan that resulted in a pre-tax charge of $28 million.
• Our operations generated $100 million of Free Cash Flow in the fourth quarter of 2014. In addition, we entered into two sale-leaseback transactions resulting in $131 million of net cash proceeds. Cash and cash equivalents at December 31, 2014 were $519 million.
• Today, our Board of Directors declared a quarterly dividend of $0.19 per share, payable March 13, 2015.

NEW YORK, February 12, 2015 - Time Inc. (NYSE:TIME) reported financial results for its fourth quarter and full year ended December 31, 2014.

Time Inc.'s Chairman and CEO, Joe Ripp said, "Over the past year, we’ve been fundamentally re-engineering the business, and re-positioning our company for its return to growth. We have made significant progress toward the transformation of the cost structure, and successfully protected our margins and cash flows. We accelerated the growth and monetization of our digital audiences. We also became a stand-alone public company for the first time since January 1990. As we look forward, we expect 2015 to be a pivotal year as we launch a portfolio of growth initiatives. One of the unique sources of upside for Time Inc. is the ability to extend our powerful brands into new revenue streams. We are very excited by the opportunities provided by our brands."

Results Summary
In millions (except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
GAAP Measures
Revenues	$895	$966	$3,281	$3,354
Operating income	215	100	180	330
Net income	145	66	87	201
Diluted EPS	1.32	0.61	0.80	1.85
Cash provided by operations	111	171	281	418

Non-GAAP Measures
Adjusted OIBDA	203	204	524	587
Adjusted Net Income	80	110	174	286
Adjusted Diluted EPS	0.73	1.02	1.58	2.64
Free Cash Flow	100	156	240	384
The company’s Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow are non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” below and the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures in Schedules I through IV attached hereto.

FOURTH QUARTER AND FULL YEAR RESULTS

Our results of operations for the fourth quarter and full year ended December 31, 2014 as compared to the prior year were impacted by our acquisition of Cozi Inc. and termination of the CNNMoney.com partnership in the second quarter of 2014 and our sale of our Mexico-based operations, Grupo Editorial Expansión ("GEX"), during the third quarter of 2014. Our results for the full year ended December 31, 2014 were also impacted by the acquisition of Time Inc. Affluent Media Group ("AMG") (formerly known as American Express Publishing Corporation) in the fourth quarter of 2013. We refer to the AMG acquisition, the Cozi Inc. acquisition, the termination of the CNNMoney.com partnership and the sale of GEX collectively as the "Corporate Transactions". The below discussion includes analysis of our results of operations that incorporate as well as exclude the impact of the Corporate Transactions. Where we have excluded the impact of the Corporate Transactions, the comparisons exclude the results of each business acquired or disposed except for fiscal quarters in which a full quarter of results are included in Time Inc.’s consolidated results for both 2014 and 2013.

Revenues for the fourth quarter of 2014 decreased $71 million or 7% versus the prior year to $895 million. Excluding the impact of the Corporate Transactions, Revenues would have declined 4%.

For the full year 2014, Revenues decreased $73 million or 2% versus the prior year to $3.28 billion. Excluding the impact of the Corporate Transactions, Revenues would have declined 5%.

Advertising Revenues declined $44 million or 8% in the fourth quarter of 2014 from the prior year to $496 million. Excluding the impact of the Corporate Transactions, Advertising revenues would have declined 2%.

For the full year 2014, Advertising revenues declined $32 million or 2% from the prior year to $1.78 billion. Excluding the impact of the Corporate Transactions, Advertising revenues would have declined 4%.

Print and Other Advertising Revenues decreased $46 million or 10% in the fourth quarter of 2014 from the prior year to $409 million. Excluding the impact of the Corporate Transactions, Print and other advertising revenues would have declined 8% driven primarily by fewer advertising pages sold. Among our core domestic advertising categories, areas of relative strength were pharmaceutical and financial with relative weakness in food/beverage, automotive and home.

For the full year 2014, Print and other advertising revenues decreased $50 million or 3% from the prior year to $1.48 billion. Excluding the impact of the Corporate Transactions, Print and other advertising revenues would have declined 8% driven primarily by fewer advertising pages sold.

Digital Advertising Revenues increased $2 million or 2% in the fourth quarter from the prior year to $87 million. Excluding the impact of the Corporate Transactions, Digital advertising revenues would have increased 34% reflecting strong growth in mobile, video, and programmatic. Time Inc. served 97.8 million multiplatform unique visitors during December 2014 in the U.S., up 32% since December 2013 (excluding CNNMoney.com).

For the full year 2014, Digital advertising revenues increased $18 million or 6% from the prior year to $298 million. Excluding the impact of the Corporate Transactions, Digital advertising revenues would have increased 17%.

Circulation Revenues, which are comprised of subscription, newsstand and other circulation revenues, declined $25 million or 8% in the fourth quarter of 2014 from the prior year to $288 million. Excluding the impact of the Corporate Transactions, Circulation revenues would have declined 8%.

For the full year 2014, Circulation revenues declined $34 million or 3% from the prior year to $1.10 billion. Excluding the impact of the Corporate Transactions, Circulation revenues would have declined 6%.

Subscription Revenues declined $14 million or 7% in the fourth quarter from the prior year to $191 million. Excluding the impact of the Corporate Transactions, Subscription revenues would have declined 6%. These declines were principally driven by lower demand for print subscriptions.

For the full year 2014, Subscription revenues declined $5 million or 1% from the prior year to $716 million. Excluding the impact of the Corporate Transactions, Subscription revenues would have declined 5%, reflecting lower demand for print subscriptions.

Newsstand Revenues declined $12 million or 12% in the fourth quarter from the prior year to $89 million. Excluding the impact of the Corporate Transactions, Newsstand revenues would have declined 12%. The decline in Newsstand revenues was primarily due to weaker demand, and fewer special issues at People which impacted revenues by $2 million.

For the full year 2014, Newsstand revenues declined $33 million or 8% from the prior year to $356 million. The impact of the Wholesaler Transition(1) adversely impacted Newsstand revenues from magazines by $14 million. The March 2014 price increase of People magazine provided a benefit of approximately $10 million. And, the weaker U.S. dollar relative to the British pound provided a benefit of $12 million.

Other Revenues, which includes marketing and support services provided to third parties, events, licensing and branded book publishing, decreased $2 million or 2% in the fourth quarter of 2014 from the prior year to $111 million. Excluding the impact of the Corporate Transactions, Other revenues would have remained flat.

For the full year 2014, Other revenues decreased $7 million or 2% from the prior year to $411 million. Excluding the impact of the Corporate Transactions, Other revenues would have decreased 8% primarily as a result of the impact of the Wholesaler Transition of approximately $8 million on our bookazine business and the absence of the Fortune Global Forum of approximately $11 million which was held in 2013 and occurs every other year.

Revenues Summary
In millions	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Print and other advertising	$409	$455	$1,477	$1,527
Digital advertising	87	85	298	280
Advertising revenues	496	540	1,775	1,807

Subscription	191	205	716	721
Newsstand	89	101	356	389
Other circulation	8	7	23	19
Circulation revenues	288	313	1,095	1,129

Other revenues	111	113	411	418

Revenues	$895	$966	$3,281	$3,354

Costs of Revenues declined $56 million or 15% to $325 million in the fourth quarter of 2014 versus the prior year. Excluding the impact of the Corporate Transactions and a reclassification of $20 million from Selling, general and administrative expenses to Costs of revenues in the fourth quarter of 2013, Costs of revenues would have declined 7%. Production costs decreased $48 million or 20% from the prior year to $196 million. Excluding the impact of the Corporate Transactions and the reclassification of $20 million from Selling, general and administrative expenses to Production Costs in the fourth quarter of 2013, Production costs would have declined 12% as lower volume of pages produced and favorable paper and printing prices were partially offset by a postal rate increase. Editorial costs decreased $14 million or 12% from the prior year to $103 million. Excluding the impact of the Corporate Transactions, Editorial costs would have decreased 6% due to editorial cost savings from previously announced cost savings initiatives, partially offset by digital investments. Other costs of revenues rose $6 million or 30% from the prior year to $26 million primarily driven by digital investments.

For the full year 2014, Costs of revenues declined $41 million or 3% versus the prior year to $1.28 billion. Excluding the impact of the Corporate Transactions, Costs of revenues would have declined 5%. Production costs decreased $37 million or 5% from the prior year to $742 million. Excluding the impact of the Corporate Transactions, Production costs would have declined 8% as lower volume of pages produced and favorable paper and printing prices were partially offset by a postal rate increase. Editorial costs declined $8 million or 2% from the prior year to $435 million. Excluding the impact of the Corporate Transactions, Editorial costs would have decreased 3% due to editorial cost savings from previously announced cost savings initiatives. Other costs of revenues rose $4 million or 4% from the prior year to $104 million primarily due to digital investments.

__________________________

(1)
On May 27, 2014, we announced the discontinuation of our relationship with our second-largest wholesaler (the "Wholesaler Transition"). As a result, our full year December 31, 2014 results of operations reflect lower Newsstand revenues of approximately $14 million, lower Other revenues of approximately $8 million and higher bad debt expense (included within Selling, general and administrative expenses) of approximately $8 million for a total adverse impact to Operating income of approximately $30 million.

Selling, General and Administrative Expenses ("SG&A") decreased $13 million or 3% in the fourth quarter of 2014 from the prior year to $368 million. Excluding the impact of the Corporate Transactions and a reclassification of $20 million from SG&A to Cost of revenues in the fourth quarter of 2013, SG&A would have declined 5%. Benefits realized from previously announced cost savings initiatives were partially offset by an increase of $5 million in stock-based compensation costs due to the absence of equity grants to most of our employees in the prior year and by $5 million in public company costs.

For the full year 2014, SG&A increased $38 million or 3% from the prior year to $1.48 billion. Excluding the impact of the Corporate Transactions, SG&A would have decreased 2%. The decrease was primarily driven by benefits realized from previously announced cost savings initiatives, partially offset by an increase of $13 million in stock-based compensation costs due to the absence of equity grants to most of our employees in the prior year and by $20 million in public company costs. The Wholesaler Transition adversely impacted SG&A expenses by approximately $8 million.

Gain on Operating Assets was $85 million for the three months ended December 31, 2014 and $87 million for the year ended December 31, 2014 primarily as a result of the sales of our real estate properties in Birmingham, Alabama and Menlo Park, California.

Restructuring and Severance Costs were $28 million for the quarter ended December 31, 2014, primarily from a new restructuring initiative aimed at headcount reductions and other centralization efforts. Restructuring and severance costs were $192 million for the year ended December 31, 2014.

Operating Income of $215 million for the quarter ended December 31, 2014 represented an increase of $115 million from the prior year. Operating income in the fourth quarter of 2014 benefited from the sale of certain real estate holdings while Operating income in the fourth quarter of 2013 was adversely impacted by asset impairments. Operating income for the year ended December 31, 2014 decreased to $180 million primarily due to lower revenues.

As a result of the planned relocation of our corporate headquarters, we have accelerated the depreciation on our current tenant improvements at 1271 Avenue of the Americas. The accelerated depreciation charge impacted the three months ended December 31, 2014 by $6 million and the year ended December 31, 2014 by $16 million. We incurred amortization expense of $20 million and $12 million for the three months ended December 31, 2014 and 2013, respectively, and $78 million and $42 million for the years ended December 31, 2014 and 2013, respectively. The increase in amortization expense was primarily related to the classification of certain previously defined indefinite-lived intangibles to finite lives of 17 years effective January 1, 2014.

Adjusted OIBDA of $203 million for the quarter ended December 31, 2014 represented a decrease of $1 million from the prior year. Adjusted OIBDA for the year ended December 31, 2014 was $524 million, representing a decrease of $63 million from the prior year. The decrease was primarily due to lower Operating income. Adjusted OIBDA for the year ended December 31, 2014 excludes $7 million for certain transaction-related expenses incurred in the first through third quarters of the year.

Net Income was $145 million in the quarter ended December 31, 2014 compared to Net income of $66 million in the prior year. Adjusted net income was $80 million in the fourth quarter ended December 31, 2014 compared to $110 million in the prior year. Adjusted diluted EPS was $0.73 versus $1.02 in the prior year.

For the full year 2014, Net income was $87 million compared to $201 million for the prior year. Adjusted net income was $174 million for 2014 compared to $286 million for the prior year. Adjusted diluted EPS was $1.58 for 2014 versus $2.64 for the prior year.

Free Cash Flow was $100 million for the quarter ended December 31, 2014 versus the prior year of $156 million. For the year ended December 31, 2014, Free Cash Flow was $240 million.

On December 15, 2014 we paid a dividend of $21 million or $0.19 per share to stockholders of record as of the close of business on November 28, 2014. On February 12, 2015, our Board of Directors declared a dividend of $0.19 per share to stockholders of record as of the close of business on February 27, 2015, payable on March 13, 2015.

OUTLOOK

Our outlook for 2015 is as follows:

$ in millions
	2014 Actual	Full Year 2015 Outlook Range
Revenues	(2.2%)	(3%)	to	(6%)
Revenues - excluding Corporate Transactions	(5.3%)	(1.5%)	to	(4.5%)
Impact of 2014 Wholesaler Transition	($22)	70 bps
Forecasted impact of stronger USD(1)	—	(120) bps

Adjusted OIBDA	$524	$440	to	$490
Impact of 2014 Wholesaler Transition	($30)	—
One-time real estate expense	—	($45)
Investment spending, net	—	($45)

Capital expenditures	$41	$210	to	$220
Real estate related	$9	$140	to	$150
Core & growth	$32	$70

(1) Assumes USD to GBP exchange rate of 1.50.

The company’s Adjusted OIBDA is a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” below and the reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure in Schedule V attached hereto.

CONFERENCE CALL WEBCAST

The company’s conference call can be heard live at 8:30 am EST on Thursday, February 12, 2015.
To access a live audio webcast of the conference call, visit the Events and Presentations section of invest.timeinc.com.
The earnings press release and management presentation will be available on our website at invest.timeinc.com.

CONTACTS:
Investor Relations and Corporate Communications
Jaison Blair (212) 522-5952
Tanya Levy-Odom (212) 522-9225

USE OF NON-GAAP FINANCIAL MEASURES
Time Inc. utilizes Adjusted Operating Income Before Depreciation and Amortization ("Adjusted OIBDA"), among other measures, to evaluate the performance of its business. Adjusted OIBDA is defined as Operating Income less Depreciation and Amortization and adjusted for impairments of Goodwill, intangibles, fixed asset and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; and Other costs related to mergers, acquisitions, investments and dispositions.
Adjusted Net Income is net income adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items. Similarly, Adjusted Diluted EPS is diluted net income per common share from continuing operations excluding the above items.
Free Cash Flow is defined as cash provided by (used in) operations less capital expenditures. The company uses Free Cash Flow to evaluate its business and this measure is considered an important indicator of the company's liquidity, including its ability to reduce net debt, make strategic investments, and pay dividends to common stockholders.
We believe that the presentation of Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow helps investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provides useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and helps investors evaluate our ability to service our debt.
Some limitations of Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow are that they do not reflect certain charges that affect the operating results of the company’s business and they involve judgment as to whether items affect fundamental operating performance.
A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the company’s Operating income (loss), Net income (loss), diluted net income per common share from continuing operations and various cash flow measures (e.g., cash provided by (used in) operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP.
Certain prior year amounts have been reclassified to conform to the current year presentation.
The pro forma share information presented herein for the three months and year ended December 31, 2013 gives effect to the issuance of 108.94 million common shares of the company in connection with the spin-off of the company from Time Warner as if it had occurred at the beginning of each period presented prior to the Spin-Off on June 6, 2014.
ABOUT TIME INC.
Time Inc. (NYSE:TIME) is one of the world's leading media companies, with a monthly global print audience of over 120 million and worldwide digital properties that attract more than 120 million visitors each month, including over 40 websites. Our influential brands include People, Sports Illustrated, InStyle, Time, Real Simple, Southern Living, Entertainment Weekly, Travel + Leisure, Cooking Light, Fortune and Food & Wine, as well as more than 50 diverse titles in the United Kingdom such as Decanter and Horse & Hound. Time Inc. is home to celebrated events and franchises including the Fortune 500, Time 100, People’s Sexiest Man Alive, Sports Illustrated’s Sportsman of the Year, the Food & Wine Classic in Aspen, the Essence Festival and the biennial Fortune Global Forum. Hundreds of thousands of people attended our live media events in 2014. We also provide content marketing, targeted local print and digital advertising programs, branded book publishing and marketing and support services, including subscription sales services for magazines and other products, retail distribution and marketing services and customer service and fulfillment services, for ourselves and third-party clients, including other magazine publishers.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Inc.’s businesses. More detailed information about these factors may be found in filings by Time Inc. with the Securities and Exchange Commission, including its Registration Statement on Form 10 as amended on May 8, 2014 and its subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Time Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

TIME INC.
CONSOLIDATED AND COMBINED BALANCE SHEETS
(Unaudited; in millions, except share amounts)

	December 31, 2014	December 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$519	$46
Receivables, less allowances of $255 and $281	488	489
Inventories, net of reserves	48	56
Deferred tax assets	84	75
Prepaid expenses and other current assets	117	97
Total current assets	1,256	763

Property, plant and equipment, net	369	534
Intangible assets subject to amortization, net	1,085	582
Intangible assets not subject to amortization	—	586
Goodwill	3,117	3,162
Other assets	73	47
Total assets	$5,900	$5,674

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$621	$534
Deferred revenue	458	449
Current portion of long-term debt	7	—
Total current liabilities	1,086	983

Long-term debt	1,368	38
Deferred tax liabilities	313	313
Deferred revenue	94	135
Other noncurrent liabilities	168	163

Stockholders' Equity
Common stock, $0.01 par value, 400 million shares authorized; 109.05 million shares issued and outstanding at December 31, 2014	1	—
Preferred stock, $0.01 par value, 40 million shares authorized; none issued	—	—
Additional paid-in-capital	12,665	—
Time Warner investment	—	4,158
Accumulated deficit	(9,626)	—
Accumulated other comprehensive loss, net	(169)	(116)
Total stockholders' equity	2,871	4,042
Total liabilities and stockholders' equity	$5,900	$5,674

TIME INC.
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Advertising:
Print and other advertising	$409	$455	$1,477	$1,527
Digital advertising	87	85	298	280
Total Advertising	496	540	1,775	1,807
Circulation:
Subscription	191	205	716	721
Newsstand	89	101	356	389
Other circulation	8	7	23	19
Total Circulation	288	313	1,095	1,129
Other	111	113	411	418
Total Revenues	895	966	3,281	3,354
Costs of revenues:
Production costs	196	244	742	779
Editorial costs	103	117	435	443
Other	26	20	104	100
Total costs of revenues	325	381	1,281	1,322
Selling, general and administrative expenses	368	381	1,484	1,446
Amortization of intangible assets	20	12	78	42
Restructuring and severance costs	28	5	192	63
Asset impairments	—	79	26	79
Goodwill impairment	—	—	26	—
Depreciation	24	21	101	85
(Gain) loss on operating assets	(85)	(13)	(87)	(13)
Operating income	215	100	180	330
Interest expense, net	20	1	51	3
Other expense, net	7	(2)	6	1
Income before income taxes	188	101	123	326
Income tax provision	43	35	36	125
Net income	$145	$66	$87	$201

Per share information attributable to Time Inc. common stockholders:
Basic net income per common share	$1.33	$0.61	$0.80	$1.85
Weighted average basic common shares outstanding	109.13	108.94	109.10	108.94
Diluted net income per common share	$1.32	$0.61	$0.80	$1.85
Weighted average diluted common shares outstanding	110.01	108.94	109.52	108.94

TIME INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
Year Ended December 31,
(Unaudited; in millions)

	2014	2013
OPERATING ACTIVITIES
Net income	$87	$201
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	179	127
Amortization of deferred financing costs and discounts on indebtedness	3	—
Asset impairments	26	79
Goodwill impairment	26	—
Gain on sale of operating assets	(87)	—
Loss on equity method of investee companies, net of cash distributions	12	2
Share-based compensation expense relating to equity classified awards	35	18
Deferred income taxes	(23)	28
Changes in operating assets and liabilities:
Receivables	(19)	67
Inventories	9	32
Prepaid expenses and other current assets	(36)	(27)
Accounts payable and accrued liabilities	35	(94)
Other, net	34	(15)
Cash provided by operations	281	418

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	(38)	10
Capital expenditures	(41)	(34)
Proceeds from dispositions	176	1
Cash provided by (used in) investing activities	97	(23)

FINANCING ACTIVITIES
Proceeds from the issuance of debt	1,377	—
Financing costs	(13)	—
Principal payments on Term Loan	(4)	—
Excess tax benefits from share-based compensation arrangements	—	34
Dividends paid	(21)	—
Transfer to Time Warner in connection with Spin-Off	(1,400)	—
Net transfers from (to) Time Warner	159	(464)
Cash provided by (used in) financing activities	98	(430)
Effect of exchange rate changes on Cash and cash equivalents	(3)	—
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	473	(35)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	46	81
CASH AND CASH EQUIVALENTS, END OF PERIOD	$519	$46

SUPPLEMENTAL INFORMATION
Income Taxes Paid	$(41)	$(8)
Income Tax Refunds Received	$1	$1
Cash Paid for Interest	$(34)	$—

Schedule I

TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA
(Unaudited; in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Operating income	$215	$100	$180	$330
Depreciation	24	21	101	85
Amortization of intangible assets	20	12	78	42
OIBDA(1)	259	133	359	457
Asset impairments	—	79	26	79
Goodwill impairment	—	—	26	—
Restructuring and severance costs	28	5	192	63
(Gain) loss on operating assets	(85)	(13)	(87)	(13)
Pension settlements and curtailments(2)	1	—	1	—
Other costs(3)	—	—	7	1
Adjusted OIBDA(4)	$203	$204	$524	$587
______________

(1)	OIBDA is defined as Operating income (loss) less depreciation and amortization.

(2)	Pension settlement charges in connection with our domestic pension plan are included with Selling, general and administrative expenses within the Statements of Operations.

(3)
Other costs during the year ended December 31, 2014, related to the spin-off and transaction related costs for acquisitions and dispositions during the period, are included within Selling, general and administrative expenses within the Statements of Operations.

(4)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangibles, fixed assets and investment; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments and Other costs related to mergers, acquisitions, investments and dispositions.

Schedule II

TIME INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(Unaudited; in millions)

	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income	$188	$(43)	$145	$101	$(35)	$66
Asset impairments	—	—	—	79	(28)	51
Goodwill impairment	—	—	—	—	—	—
Restructuring and severance costs	28	(10)	18	5	(4)	1
(Gain) loss on operating assets	(85)	1	(84)	(13)	5	(8)
Pension settlements and curtailments	1	—	1	—	—	—
Other costs	—	—	—	—	—	—
Adjusted Net Income (Loss)(1)	$132	$(52)	$80	$172	$(62)	$110

	Year Ended December 31, 2014			Year Ended December 31, 2013
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income	$123	$(36)	$87	$326	$(125)	$201
Asset impairments	26	(10)	16	79	(28)	51
Goodwill impairment	26	3	29	—	—	—
Restructuring and severance costs	192	(71)	121	63	(22)	41
(Gain) loss on operating assets	(87)	1	(86)	(13)	5	(8)
Pension settlements and curtailments	1	—	1	—	—	—
Other costs	7	(1)	6	1	—	1
Adjusted Net Income (Loss)(1)	$288	$(114)	$174	$456	$(170)	$286
______________

(1)
Adjusted Net Income is defined as Net income adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items.

Schedule III

TIME INC.
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Diluted EPS	$1.32	$0.61	$0.80	$1.85
Asset impairments, net of tax per share	—	0.47	0.15	0.47
Goodwill impairment, net of tax per share	—	—	0.26	—
Restructuring and severance costs, net of tax per share	0.16	0.01	1.10	0.38
(Gain) loss on operating assets, net of tax per share	(0.76)	(0.07)	(0.79)	(0.07)
Pension settlements and curtailments	0.01	—	0.01	—
Other costs, net of tax per share	—	—	0.05	0.01
Adjusted Diluted EPS(1)	$0.73	$1.02	$1.58	$2.64
______________

(1)
Adjusted Diluted EPS is defined as Diluted EPS adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments and Other costs related to mergers, acquisitions, investments and dispositions; net of the impact of income taxes.

Schedule IV

TIME INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
(Unaudited; in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Cash provided by operations	$111	$171	$281	$418
Less: Capital expenditures	(11)	(15)	(41)	(34)
Free Cash Flow(1)(2)	$100	$156	$240	$384
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(1)	Free Cash Flow is defined as Cash provided by (used in) operations, less Capital expenditures.

(2)	Free Cash Flow for the year ended December 31, 2014 includes a $50 million one-time payment for settlement of a lease obligation.

Schedule V

TIME INC.
RECONCILIATION OF OPERATING INCOME TO ADJUSTED OIBDA - 2015 OUTLOOK
(Unaudited; in millions)

		2015 Outlook
	2014 Actual	Low	High
Operating income	$180	$85	$100
Depreciation	101	100	110
Amortization	78	75	80
OIBDA(1)	$359	$260	$290
Asset impairments, Goodwill impairment, Restructuring and severance costs, gains/losses on operating assets, pension plan settlements and/or curtailments and Other costs related to mergers, acquisitions and dispositions	165	180	200
Adjusted OIBDA(2)	$524	$440	$490
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(1)	OIBDA is defined as Operating income (loss) less Depreciation and Amortization.

(2)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments and Other costs related to mergers, acquisitions, investments and dispositions.